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                                  EXHIBIT 5.1

May 29, 2001

Susquehanna Bancshares, Inc.
26 North Cedar Street
Lititz, PA  17543

Re:      Registration Statement on Form S-8 Relating
         to the Company"s Equity Compensation Plan
         -----------------------------------------

Dear Sir or Madam:


We have acted as counsel to Susquehanna Bancshares, Inc. a Pennsylvania corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to an additional 1,000,000 shares of the Company"s Common Stock, par value $2.00 per share (the "Common Stock"), to be issued pursuant to the Company"s Equity Compensation Plan (the "Plan"). We have examined our records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our opinion, the Common Stock to be issued in accordance with the terms of the Plan will be, when issued in accordance with such terms, validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/   Morgan, Lewis & Bockius LLP